Exhibit 99.1

[TOUSA Logo]	Company Contacts:
	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email: investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA to Acquire the Homebuilding Assets of
Transeastern Homes

HOLLYWOOD, Fla., June 6, 2005 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that it has entered into a definitive agreement to acquire the homebuilding operations and assets of Transeastern Properties, Inc. (“Transeastern”), headquartered in Coral Springs, Florida, for an undisclosed purchase price. According to JMP Securities, who represented the seller, this transaction is the largest private homebuilder acquisition in the industry’s history. TOUSA anticipates the transaction will close in the third quarter of 2005 subject to satisfaction of certain conditions precedent.

TOUSA Homes will be the managing member of a joint venture expected to be formed between TOUSA Homes and Arthur Falcone, Chief Executive Officer and Co-Chairman of The Falcone Group and majority owner of Transeastern. The joint venture will own and operate the homebuilding assets and business being acquired and has secured commitments for its non-recourse financing requirements. Substantially all of Transeastern’s current associates will continue to be employed either by TOUSA or the joint venture.

Transeastern builds a diverse group of products including affordable, move-up, luxury, and active adult homes. Transeastern was the nation’s 37th largest homebuilder in 2004 delivering 2,385 homes and generating $466 million in revenue, according to Builder Magazine. As of March 31, 2005, Transeastern owned or controlled approximately 22,000 homesites throughout all major Florida markets.

In 2004, TOUSA delivered more than 2,300 homes in Florida under the Engle Homes brand with revenues exceeding $630 million. Engle has been a major homebuilder in the state of Florida for more than 25 years.

TOUSA currently estimates that the joint venture will deliver in excess of 3,500 homes with aggregate sale revenues approximating $1 billion in 2006. TOUSA also estimates that the transaction will be significantly accretive to TOUSA’s 2006 results. After the transaction closes, TOUSA anticipates providing guidance for 2006 to include an estimate of its share of the results of the joint venture.

“This transaction enhances TOUSA’s growing presence in the major Florida markets in which it already operates. It also complements our entry into the Tampa/St. Petersburg market, which we recently announced,” commented Antonio B. Mon, President and Chief Executive Officer of TOUSA.

“We are pleased to welcome the Transeastern homebuilding team, led by President and Chief Operating Officer Neil Eisner, into the growing TOUSA family,” Mr. Mon stated. “We believe Florida’s rapidly increasing population, positive demographic trends and employment growth, combined with a limited supply of land and permits, will continue to make it one of the strongest housing markets in the U.S. for the next several years. With the acquisition of Transeastern, TOUSA strengthens its position as a leading homebuilder in Florida and solidifies its homesite position in one of the most land-constrained markets in the U.S.”
Mr. Falcone, said: “We are excited about combining the resources of two of the most powerful brands in the Florida market. I am pleased that our associates will be teaming up with TOUSA, sharing best practices and other resources, and contributing to the future success of the joint venture and TOUSA.”

Through his role as an investor in the joint venture and with The Falcone Group, Mr. Falcone is expected to acquire land for future use both by the joint venture and by TOUSA.

TOUSA was represented by Deutsche Bank in this transaction.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first- time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at http://www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectation (i) that the Transeastern transaction will close in the third quarter of 2005, (ii) that a joint venture will be formed between TOUSA Homes and Arthur Falcone to own and operate the homebuilding assets acquired from Transeastern Properties, (iii) regarding the number and aggregate sales revenue of homes to be delivered in 2006 by the joint venture described above, (iv) that the Transeastern transaction will be significantly accretive to TOUSA in 2006, and (v) that the Florida market will continue to be one of the strongest housing markets in the U.S. for the next several years. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) any delay in, or failure of, satisfaction of any closing condition specified in the definitive agreement described herein, (ii) any other event which may interfere with, delay, or prevent the closing of the Transeastern transaction as contemplated in the definitive agreement, including any delay in forming, or failure to form, the joint venture described above, (iii) any event which may interfere with, delay, or prevent TOUSA Homes or Arthur Falcone from forming the joint venture described herein on the terms currently contemplated by the proposed joint venture partners, (iv) events which would impede the ability of the joint venture to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (v) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, and (vi) the impact of other events over which the joint venture would have little or no control, such as weather conditions or terrorist activities or attacks. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.